Exhibit 11.3

CONSENT OF MASTERWORKS ADMINISTRATIVE SERVICES, LLC

We hereby consent to the inclusion in this Offering Statement on Form 1-A of Masterworks Vault 1, LLC of the fair market value appraisal reports effective January 15, 2025 and December 31, 2015, relating to the artwork beneficially owned by Series 469, the fair market value appraisal reports effective January 15, 2025 and December 31, 2015, relating to the artwork beneficially owned by Series 470, the fair market value appraisal reports effective March 27, 2025 and June 30, 2015, relating to the artwork beneficially owned by Series 486, the fair market value appraisal report effective April 7, 2025, relating to the artwork beneficially owned by Series 488, the fair market value appraisal report effective April 7, 2025, relating to the artwork beneficially owned by Series 489, the fair market value appraisal report effective September 3, 2025, relating to the artwork beneficially owned by Series 510, and the fair market value appraisal report effective March 12, 2026, relating to the artwork beneficially owned by Series 401. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Masterworks Administrative Services, LLC

New York, New York
March 17, 2026